Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2006 Third Quarter Financial Results

Third Quarter 2006 Sales of $11.0 Million Reflect 32% Growth Over Third Quarter 2005

Year-to-Date September 30, 2006 Sales of $33.0 Million Reflect 34% Growth

Over Same Period 2005

For Immediate Release

Contact:	Joseph M. Paiva
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, October 30, 2006 – Orthovita, Inc. (NASDAQ: VITA), a spine and orthopedic biosurgery company, reported financial results for the three and nine months ended September 30, 2006. Product sales for the three months ended September 30, 2006 increased 32% to $11,023,000, as compared to $8,352,000 for the same period in 2005. Product sales for the nine months ended September 30, 2006 increased 34% to $33,021,000, as compared to $24,708,000 for the same period in 2005.

Sales growth for the reported periods was primarily attributable to increased sales of our VITOSS® FOAM and VITAGEL™ product portfolios in the U.S. as we further develop our U.S. field sales network. Approximately 60% of our product sales during each of the three and nine months ended September 30, 2006 were from products based upon our VITOSS FOAM platform co-developed with Kensey Nash Corporation, which includes VITOSS FOAM Pack, as compared to approximately 60% and 59% of our product sales during the three and nine months ended September 30, 2005, respectively, from such products. VITOSS FOAM Pack product, introduced at the end of the second quarter of 2005, contributed approximately 21% and 19% of our product sales during the three and nine months ended September 30, 2006, respectively, as compared to 11% and 5% of our product sales during the three and nine months ended September 30, 2005, respectively. Additionally, VITAGEL, which was launched at the start of 2005, contributed approximately 18% and 17% our of product sales during the three and nine months ended September 30, 2006, respectively, as compared to approximately 10% and 8% of our product sales during the three and nine months ended September 30, 2005, respectively.

Gross profit for the three months ended September 30, 2006 and 2005 was $6,768,000 and $4,699,000, respectively. As a percentage of sales, gross profit was 61% and 56% for the three months ended September 30, 2006 and 2005, respectively. Gross profit for the nine months ended September 30, 2006 and 2005 was $20,855,000 and $15,710,000, respectively. As a percentage of sales, gross profit was 63% and 64% for the nine months ended September 30, 2006 and 2005, respectively. Gross profit for the three and nine months ended September 30, 2006 included a $94,000 and $283,000 adjustment, respectively, to write down inventory to its net realizable value. Gross profit for the three and nine months ended September 30, 2005 included a $1,189,000 and $1,762,000 inventory adjustment, respectively, to write down inventory to its net realizable value. The decline in gross profit percentages for both the three and nine months ended September 30, 2006 as compared to the gross profit percentages for the corresponding periods in 2005, exclusive of these inventory adjustments, primarily reflects the shift in product mix toward VITAGEL product sales, which have a lower gross profit as compared to our other products.

Operating expenses for the three months ended September 30, 2006 and 2005 were $10,346,000 and $8,995,000, respectively, which represents a 15% increase in operating expenses as compared to a 32% increase in product sales for the quarter. Operating expenses for the three months ended September 30, 2006 include non-cash employee compensation expense of $474,000 related to stock options. In addition, operating expenses for the three months ended September 30, 2006 were reduced by a non-cash fair value adjustment of $734,000 for our fully-vested non-employee consultant stock options outstanding. For the nine months ended September 30, 2006 and 2005, operating expenses were $33,614,000 and $25,481,000, respectively, which represents a 32% increase in operating expenses as compared to a 34% increase in product sales for the nine month period. Operating expenses for the nine months ended September 30, 2006 include non-cash employee compensation expense of $1,289,000 related to stock options. In addition, operating expenses for the nine months ended September 30, 2006 were reduced by a non-cash fair value adjustment of $656,000 for our fully-vested non-employee consultant stock options outstanding.

General & administrative expenses for the three months ended September 30, 2006 increased 37% to $2,223,000 from $1,617,000 for the same period in 2005, primarily due to increased finance and information technology personnel to support business growth and compliance activities, and non-cash employee compensation expense related to stock options. General & administrative expenses for the nine months ended September 30, 2006 increased 30% to $6,563,000 from $5,030,000 for the same period in 2005, primarily due to non-cash employee compensation expense related to stock options, increased finance and information technology personnel to support business growth and compliance activities, and higher information technology infrastructure expenses and audit related costs.

Selling & marketing expenses were $6,371,000 for the three months ended September 30, 2006, a 24% increase from $5,148,000 for the three months ended September 30, 2005. Selling & marketing expenses were $20,374,000 for the nine months ended September 30, 2006, a 35% increase from $15,128,000 for the nine months ended September 30, 2005. Selling and marketing expenses increased for the three and nine months ended September 30, 2006 primarily due to higher salary and benefit costs incurred by expanding our field sales team from 55 employees at September 30, 2005 to 84 employees at September 30, 2006 in order to support the growth of U.S product sales, as well as higher commissions paid in the U.S. as a result of increased product sales in 2006. In addition, selling and marketing expenses for the three and nine months ended September 30, 2006 were reduced by non-cash fair value adjustments of $697,000 and $619,000, respectively, for our fully-vested non-employee consultant stock options outstanding.

Research & development expenses decreased 21% to $1,752,000 for the three months ended September 30, 2006 from $2,230,000 for the same period in 2005. The decrease in research & development expenses for the three months ended September 30, 2006 as compared to the same period in 2005 was primarily due to increased overhead absorption due to the commencement of our manufacturing of VITAGEL at our approved facility in July 2006, partially offset by an increase in costs associated with our U.S. pivotal CORTOSS clinical trial. Research & development expenses increased 25% to $6,677,000 for the nine months ended September 30, 2006 from $5,323,000 for the same period in 2005. The increase for the nine months ended September 30, 2006 was primarily due to costs associated with our VITAGEL product development and our CORTOSS product development and U.S. clinical trial. In addition, research & development expenses for each of the three and nine months ended September 30, 2006 were reduced by a non-cash fair value adjustment of $37,000 for our fully-vested non-employee consultant stock options outstanding.

The net loss for the three months ended September 30, 2006 and 2005 was $3,734,000 and $4,421,000, respectively. Accordingly, the net loss per common share was $.07 and $.09 in the periods reported based upon 52,446,000 and 47,922,000 common shares outstanding, respectively. The net loss for the nine months ended September 30, 2006 and 2005 was $13,123,000 and $10,052,000, respectively. Accordingly, the net loss per common share was $.25 and $.21 in the periods reported based upon 52,382,000 and 47,877,000 common shares outstanding, respectively.

Cash, cash equivalents, and investments were $15,632,000 at September 30, 2006 in comparison to cash, cash equivalents and investments of $27,672,000 at December 31, 2005. For the nine months ended September 30, 2006, the net cash and cash equivalents used in operating activities were $11,212,000 compared to $10,322,000 for the nine months ended September 30, 2005. Net cash and cash equivalents used in operating activities for the nine months ended September 30, 2006 increased due to higher operating expenses and vendor payments made during fiscal 2006 for VITAGEL inventories purchased in the fourth quarter of 2005, partially offset by a net decrease of $1,449,000 in inventories.

Conference Call

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. Eastern time on October 31, 2006 to review and discuss the third quarter 2006 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 8401845. Listeners are advised to dial in ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning October 31, 2006, at 11:30 a.m. Eastern time, and ending November 7, 2006, at 11:59 p.m. Eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 8401845.

About the Company

Orthovita is a spine and orthopedic biosurgery company with proprietary biomaterials and biologic technologies for the development and commercialization of synthetic, biologically active, tissue engineering products. We develop and market synthetic-based biomaterials products for use in spine surgery, the repair of fractures and a broad range of clinical needs in the trauma, joint reconstruction, revision and extremities markets. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-based bone material, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our internally developed CORTOSS® Synthetic Cortical Bone technology platform, which is primarily designed for injections in osteoporotic spines to treat vertebral compression fractures. We work jointly with Kensey Nash Corporation to develop and commercialize synthetic-based biomaterial products, we market VITAGEL under a license granted by Angiotech Pharmaceuticals, Inc., and we continue to pursue similar relationships with other biomaterials companies.

Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, the development, regulatory approval, demand and market acceptance of our products, the development of our sales network and other aspects of our business, our ability to manufacture products, the adequacy of inventory, timing and expected results of our pivotal U.S. clinical trial for CORTOSS, timing of any submissions to the FDA related to CORTOSS approval, capital expenditures, future financing and liquidity, uses of cash, expected sales product mix and related margins, equity compensation expense and the adequacy of available resources. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Statements of Operations Data:	Three Months Ended September 30,				Nine Months Ended September 30,
	2006		2005		2006		2005
PRODUCT SALES	$11,023,407	100%	$8,352,219	100%	$33,020,763	100%	$24,708,067	100%

COST OF SALES	4,255,738	39%	3,652,938	44%	12,165,408	37%	8,998,001	36%

GROSS PROFIT	6,767,669	61%	4,699,281	56%	20,855,355	63%	15,710,066	64%

OPERATING EXPENSES:
General & administrative expenses	2,222,858	20%	1,616,759	19%	6,562,747	20%	5,029,955	20%
Selling & marketing expenses	6,370,893	58%	5,148,091	61%	20,374,089	62%	15,127,937	62%
Research & development expenses	1,751,927	16%	2,230,055	27%	6,676,910	20%	5,322,921	22%

Total operating expenses	10,345,678	94%	8,994,905	107%	33,613,746	102%	25,480,813	104%

OPERATING LOSS	(3,578,009)	(33)%	(4,295,624)	(51)%	(12,758,391)	(39)%	(9,770,747)	(40)%

INTEREST EXPENSE	(68,537)	(<1)%	(64,501)	(1)%	(177,243)	(<1)%	(292,286)	(1)%
REVENUE INTEREST EXPENSE	(280,973)	(3)%	(235,527)	(3)%	(847,161)	(3)%	(717,388)	(3)%
INTEREST INCOME	193,051	2%	174,691	2%	660,055	2%	728,421	3%

NET LOSS	$(3,734,468)	(33)%	$(4,420,961)	(53)%	$(13,122,740)	(40)%	$(10,052,000)	(41)%

NET LOSS PER SHARE, BASIC AND DILUTED	$(.07)		$(.09)		$(.25)		$(.21)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	52,445,840		47,922,270		52,381,539		47,876,558

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information

Balance Sheet Data:	September 30, 2006	December 31, 2005
	(Unaudited)
Cash and cash equivalents	$8,129,540	$8,834,694
Short-term investments	7,502,434	15,830,747
Accounts receivable, net	7,087,988	6,224,064
Inventories	10,474,537	11,923,351
Prepaid revenue interest expense	902,839	610,713
Other current assets	224,114	389,886

Total current assets	34,321,452	43,813,455
Property and equipment, net	5,435,715	5,031,659
Long-term investments	—	3,006,780
Other assets	380,048	484,135

Total assets	$40,137,215	$52,336,029

Current liabilities	$8,828,843	$9,122,692
Derivative liability associated with non-employee stock options	1,699,406	—
Other long-term liabilities	9,148,512	8,837,681

Total liabilities	19,676,761	17,960,373
Total shareholders’ equity	20,460,454	34,375,656

	$40,137,215	$52,336,029

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

Cash Flow Data:	Nine Months Ended September 30,
	2006	2005

Net cash used in operating activities	$(11,212,256)	$(10,322,361)

Net cash provided by investing activities	$10,233,598	$8,095,083

Net cash provided by financing activities	$619,364	$646,798

Effect of exchange rate changes on cash and cash equivalents	$(345,860)	$(271,669)

Source: Orthovita, Inc.